Exhibit 99.1

July 21, 2011

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS		MEDIA
Tamera Gjesdal	Alan Greer	Cynthia Williams
Senior Vice President	Executive Vice President	Executive Vice President
Investor Relations	Investor Relations	Corporate Communications
(336) 733-3058	(336) 733-3021	(336) 733-1478

BB&T reports 46% increase in net income
EPS totals $0.44, up 47%

     Revenue totals $2.2 billion, up 28% linked quarter
Credit quality improves at faster pace, NPAs decrease 13%

     WINSTON-SALEM, N.C. -- BB&T Corporation (NYSE: BBT) today reported strong earnings for the second quarter of 2011. Net income totaled $327 million, an increase of 46% compared to $224 million reported in the second quarter last year. Net income available to common shareholders was $307 million, or $0.44 per diluted common share, compared with $210 million, or $0.30 per diluted common share, earned during the second quarter of 2010. These results reflect increases of 46% and 47%, respectively.

     “We are very pleased to report a strong quarter, with earnings per share up 47% compared to last year,” said Chairman and Chief Executive Officer Kelly S. King. “The increase was driven by significantly improved credit quality and solid performances across all of our lines of business. Net revenues totaled $2.2 billion this quarter, up approximately 28% annualized compared to the first quarter this year. This increase was generated by lower funding costs, stronger insurance commissions and lower losses from problem loan sales.

     “Our net interest margin improved to a very strong 4.15% in the second quarter compared to 4.01% last quarter,” King said. “Our acquired loan portfolios continue to outperform and have enhanced our outlook for the margin compared to last quarter. We currently project that the margin will remain in the 4.05% to 4.10% range throughout the remainder of 2011. In addition, the margin is also benefitting from a more favorable funding mix, lower cost of funds and wider credit spreads.

     “The pace of improvement in our credit quality accelerated this quarter,” King said. “In particular, the 25% decrease in inflows of new nonperforming assets and $675 million in sales of problem assets resulted in a 13% decrease in nonperforming assets. In the last year, we have reduced nonperforming assets by approximately $1 billion to the lowest level in two years.

     “Despite continued soft demand, BB&T reported broad-based loan growth,” King said. “BB&T’s loans held for investment, excluding our covered and residential ADC portfolios, grew 3.4% on an annualized basis. In addition, we have good momentum heading into the third quarter, with end of period balances $810 million higher than at the beginning of the quarter.

     “We continued to execute very well on our deposit gathering and diversification strategy,” King said. “While average client deposits increased 7% on an annualized basis compared to the first quarter, less costly transaction accounts increased 29%. We have reduced the average cost of interest-bearing deposits from 1.10% in the second quarter last year and 0.82% last quarter to 0.72% this quarter.”

Second Quarter Performance Highlights

The net interest margin increased significantly
o	The net interest margin was 4.15% for the second quarter, a 3 basis point increase compared to the second quarter of 2010 and an increase of 14 basis points compared to last quarter
o	The outlook for margin has again increased, with current projections that the margin will remain in the 4.05% to 4.10% range throughout 2011

Noninterest income increased 41.0% on an annualized linked quarter basis
o	Insurance income up $49 million, or an annualized 78.6%
o	Service charges increased an annualized 29.7%
o	Checkcard fees and bankcard fees increased an annualized 39.0% and 52.3%, respectively
o	Investment banking revenues improved an annualized 13.8%
o	Trust and investment advisory revenues up an annualized 18.7%

The pace of improvement in problem assets accelerated significantly in the quarter
o	NPAs decreased 13.2% excluding covered assets, the 5th consecutive quarter with lower NPAs
o	Performing TDRs, excluding government guaranteed loans, decreased 10.0%
o	NPA inflows decreased 24.9%
o	Delinquent loans decreased 11.7%, excluding covered and government guaranteed loans
o	BB&T sold approximately $675 million of problem assets during the quarter
o	Net charge-offs totaled 1.80% of average loans for the quarter, excluding covered loans
o

Core net charge-offs, excluding covered loans and $87 million of charge-offs related to the NPA disposition strategy, decreased 11.6% and totaled 1.46% of average loans for the quarter compared with 1.65% last quarter

Average total loans and leases held for investment, excluding the impact of ADC and covered loan runoff, increased 3.4% on an annualized basis
o	Average C&I loans increased 2.6%
o	Average loans originated in the specialized lending group increased 11.9%
o	Average mortgage loans increased 8.6%
o	Average sales finance loans increased 5.9%
o	Average total loans held for investment increased 0.6%
o	Average residential ADC loans declined 42.5%

Average client deposits increased $1.8 billion, or 7.1% on an annualized linked quarter basis
o	Average noninterest-bearing deposits increased $1.2 billion, or 22.2%
o	Average client deposits, excluding CDs, increased $2.5 billion, or 12.3%
o	Average interest-bearing deposit costs were reduced to 0.72% compared to 0.82% in the first quarter

Capital levels further improved during the quarter
o	Tangible common equity remained strong at 7.2%
o	Tier 1 common equity improved to 9.6%
o	Tier 1 risk-based capital improved to 12.3%
o	Leverage capital improved to 9.5%
o	Total capital improved to 16.0%

EARNINGS HIGHLIGHTS				Change	Change
(dollars in millions, except per share data)	Q2	Q1	Q2	Q2 11 vs.	Q2 11 vs.
	2011	2011	2010	Q1 11	Q2 10

Net income available to common shareholders	$307	$225	$210	$82	$97
Diluted earnings per common share	0.44	0.32	0.30	0.12	0.14

Net interest income-taxable equivalent	$1,390	$1,321	$1,392	$69	$(2)
Noninterest income	787	714	1,039	73	(252)
Total revenue	$2,177	$2,035	$2,431	$142	$(254)

Return on average assets (%)	0.83	0.60	0.56	0.23	0.27
Return on average common shareholders' equity (%)	7.25	5.48	5.01	1.77	2.24
Net interest margin - taxable equivalent (%)	4.15	4.01	4.12	0.14	0.03
Efficiency ratio (1) (%)	55.8	57.1	53.7	(1.3)	2.1

(1)  Excludes securities gains (losses), foreclosed property expense, amortization of intangible assets, merger-related and restructuring charges, the impact of FDIC loss share accounting, and other selected items. See Non-GAAP reconciliations on page 20 of the Quarterly Performance Summary.

Second Quarter 2011 compared to Second Quarter 2010

     Consolidated net income available to common shareholders for the second quarter of 2011 of $307 million was up 46.2% compared to $210 million earned during the same period in 2010. On a diluted per common share basis, earnings for the second quarter of 2011 were $0.44, up 46.7% compared to $0.30 for the same period in 2010. BB&T’s results of operations for the second quarter of 2011 produced an annualized return on average assets of 0.83% and an annualized return on average common shareholders’ equity of 7.25% compared to prior year ratios of 0.56% and 5.01%, respectively.

     Total revenues were $2.2 billion for the second quarter of 2011, down $254 million compared to the second quarter of 2010. The decrease in total revenues was primarily due to a decline of $252 million in noninterest income. The decline in noninterest income was primarily the result of a decrease in net securities gains of $221 million compared to the prior year. Noninterest income included $219 million in net securities gains during the second quarter of 2010 compared to a net loss of $2 million in the current quarter. In addition, the second quarter of 2011 included $27 million in losses and writedowns related to commercial loans held for sale in connection with management’s nonperforming asset disposition strategy. Excluding these items, noninterest income was relatively flat compared to the second quarter of 2010. Net interest income was essentially flat as slight declines in average balances were offset by a higher net interest margin. The net interest margin improved 3 basis points compared to the second quarter of 2010, as a result of lower funding costs and higher yields on loans acquired in the Colonial acquisition.

     The provision for credit losses, excluding covered loans, for the second quarter of 2011 declined $339 million, or 52.0%, compared to the second quarter of 2010, as improving credit quality resulted in lower provision expense. The provision for covered loans increased $17 million, which was offset by a corresponding $14 million increase in FDIC loss share income. Net charge-offs for the second quarter of 2011 were $198 million lower than the second quarter of 2010. The current quarter includes $87 million of charge-offs related to the sale of problem residential mortgage loans compared to $148 million in the second quarter of 2010. The level of nonperforming assets, loan delinquencies and the outlook for future credit losses improved significantly during the second quarter of 2011.

     A $91 million provision for income taxes was recorded for the second quarter of 2011 compared to $25 million for the second quarter of 2010. This resulted in an effective tax rate for the second quarter of 2011 of 21.8% compared to 10.0% for the prior year’s second quarter. The increase in the effective tax rate was primarily due to higher levels of pre-tax earnings in 2011 compared to 2010.

Second Quarter 2011 compared to First Quarter 2011

     Consolidated net income available to common shareholders for the second quarter of 2011 of $307 million was up $82 million, or an annualized 146.2% compared to $225 million earned during the first quarter of 2011. On a diluted per common share basis, earnings for the second quarter of 2011 were $0.44, up $0.12, or an annualized 150.4%, compared to the amount earned in the first quarter of 2011. BB&T’s results of operations for the second quarter of 2011 produced an annualized return on average assets of 0.83% and an annualized return on average common shareholders’ equity of 7.25% compared to prior quarter ratios of 0.60% and 5.48%, respectively.

     Total revenues were $2.2 billion for the second quarter of 2011, up $142 million compared to the first quarter of 2011. The increase in total revenues was the result of improvements in both net interest income and noninterest income in the second quarter of 2011 compared to the prior quarter. Noninterest income was up $73 million compared to the first quarter of 2011. The increase in noninterest income included a $49 million increase in insurance income and a decrease of $47 million in losses and writedowns on commercial loans held for sale. These increases in noninterest income were partially offset by a decline of $23 million related to the FDIC loss share asset. Fully taxable equivalent net interest income increased $69 million compared to the first quarter of 2011, primarily due to a 14 basis point rise in the net interest margin, which benefitted from lower funding costs and higher yields on covered loans.

     The provision for credit losses, excluding covered loans, for the second quarter of 2011 declined $27 million compared to the first quarter of 2011 due to improving credit trends. The provision for covered loans increased $15 million, which was offset by a corresponding $12 million increase in FDIC loss share income. Net charge-offs for the second quarter of 2011 were $40 million higher than the first quarter of 2011 as the current quarter included $87 million in charge-offs related to the sale of problem residential mortgage loans.

     The provision for income taxes was $91 million for the second quarter of 2011 compared to $53 million for the first quarter of 2011. This produced an effective tax rate for the second quarter of 2011 of 21.8% compared to 18.5% for the prior quarter.

REVENUE, NET OF PROVISION IMPACT				Change	Change
FROM ACQUIRED ASSETS (1)	Q2	Q1	Q2	Q2 11 vs.	Q2 11 vs.
(dollars in millions)	2011	2011	2010	Q1 11	Q2 10

Interest income - loans	$279	$266	$245	$13	$34
Interest income - securities	43	37	35	6	8
Total interest income	322	303	280	19	42
Provision for covered loans	(15)	--	2	(15)	(17)
FDIC loss share income, net	(81)	(58)	(78)	(23)	(3)
Net revenue after provision for covered loans	$226	$245	$204	$(19)	$22

(1) Presents amounts related to covered and acquired loans, covered securities and the FDIC loss sharing asset recognized in the Colonial acquisition. Excludes all amounts related to other assets acquired and liabilities assumed in the acquisition.

Second Quarter 2011 compared to Second Quarter 2010

     Interest income for the second quarter of 2011 on loans and securities acquired in the Colonial acquisition increased $42 million compared to the second quarter of 2010, which is partially offset by a decrease in FDIC loss share income. The vast majority of the increase is related to loans and reflects higher expected cash flows based on the quarterly cash flow reassessment process required by acquisition accounting. The yield on covered and other acquired loans for the second quarter of 2011 was 19.61% compared to 13.48% in 2010. At June 30, 2011, the accretable yield balance on these loans was $2.5 billion. Accretable yield represents the excess of future cash flows above the current net carrying amount of loans and will be recognized into income over the remaining life of the covered and acquired loans.

     The provision for covered loans was $15 million in the current quarter, an increase of $17 million compared to the second quarter of 2010. The second quarter of 2011 reassessment showed decreases in expected cash flows in certain loan pools that resulted in additional provisions that were partially offset by recoveries in other previously impaired loan pools.

FDIC loss share income, net was down slightly compared to the second quarter of 2010.

Second Quarter 2011 compared to First Quarter 2011

     Interest income on loans and securities acquired in the Colonial acquisition increased $19 million in the second quarter of 2011 compared to the first quarter. The yield on covered and other acquired loans for the second quarter of 2011 was 19.61%, up slightly compared to 18.09% in the earlier quarter as a result of the second quarter reassessment.

     The provision for covered loans was $15 million in the second quarter of 2011. This was offset by a corresponding $12 million increase in FDIC loss share income.

     FDIC loss share income, net decreased $23 million primarily as a result of the impact of cash flow reassessments, partially offset by the provision for covered loans.

NONINTEREST INCOME				% Change	% Change
(dollars in millions)	Q2	Q1	Q2	Q2 11 vs.	Q2 11 vs.
	2011	2011	2010	Q1 11	Q2 10
				(annualized)
Insurance income	$299	$250	$287	78.6	4.2
Service charges on deposits	145	135	164	29.7	(11.6)
Mortgage banking income	83	95	110	(50.7)	(24.5)
Investment banking and brokerage fees and
commissions	90	87	91	13.8	(1.1)
Checkcard fees	79	72	70	39.0	12.9
Other nondeposit fees and commissions	66	67	63	(6.0)	4.8
Bankcard fees and merchant discounts	52	46	45	52.3	15.6
Trust and investment advisory revenues	45	43	39	18.7	15.4
Income from bank-owned life insurance	29	30	31	(13.4)	(6.5)
FDIC loss share income, net	(81)	(58)	(78)	159.1	3.8
Securities gains (losses), net	(2)	--	219	NM	(100.9)
Other income	(18)	(53)	(2)	NM	NM
Total noninterest income	$787	$714	$1,039	41.0	(24.3)

NM - not meaningful.

Second Quarter 2011 compared to Second Quarter 2010

     Noninterest income was $787 million for second quarter of 2011 compared to $1.0 billion for the second quarter of 2010. Service charges on deposits declined $19 million, or 11.6%, primarily due to changes to BB&T’s overdraft policies implemented during the third quarter of 2010, that were partially in response to regulatory changes. Mortgage banking income declined $27 million, or 24.5%, compared to the same period of 2010. The decrease in mortgage banking income was driven by a $33 million decrease in residential mortgage banking income due to lower volumes and pricing partially offset by a $6 million increase from commercial mortgage banking activities due to improving market conditions. Checkcard fees were up $9 million, or 12.9%, and bankcard fees and merchant discounts were up $7 million, or 15.6%, largely due to higher volumes. Trust and investment advisory revenues benefited from improved market conditions and were up $6 million, or 15.4%, compared to the second quarter of 2010. Net securities gains decreased $221 million compared to the prior year quarter, $208 million from fewer sales during the current quarter and $13 million in higher other-than-temporary impairments. Other income declined $16 million compared to the second quarter of 2010, primarily as a result of $27 million of losses and writedowns recorded on commercial loans held for sale during the current quarter in connection with management’s nonperforming asset disposition strategy.

Second Quarter 2011 compared to First Quarter 2011

     Noninterest income for the second quarter of 2011 was up $73 million compared to the first quarter of 2011. Insurance income increased $49 million, or an annualized 78.6%, compared to the first quarter of 2011, primarily due to a seasonally stronger second quarter. Service charges on deposits increased $10 million, or an annualized 29.7%, primarily due to a combination of higher revenues from overdraft fees and the implementation of new service offerings. Mortgage banking income was down $12 million compared to the prior quarter due to a decline in income from residential mortgage banking activities as a result of fewer sales and lower margins. Checkcard fees were up $7 million, or an annualized 39.0%, and bankcard fees and merchant discounts were up $6 million, or an annualized 52.3%, largely due to higher volumes. FDIC loss share income was down $23 million compared to the first quarter of 2011 primarily as a result of the impact of cash flow reassessments and the provision for covered loans. Other income increased $35 million compared to the first quarter of 2011. The increase in other income includes lower losses and writedowns of $47 million on commercial loans held for sale and $10 million of lower income on trading assets for certain post-employment benefits, which is offset in personnel costs.

NONINTEREST EXPENSE				% Change	% Change
(dollars in millions)	Q2	Q1	Q2	Q2 11 vs.	Q2 11 vs.
	2011	2011	2010	Q1 11	Q2 10
				(annualized)
Personnel expense	$683	$694	$649	(6.4)	5.2
Foreclosed property expense	145	143	240	5.6	(39.6)
Occupancy and equipment expense	152	154	158	(5.2)	(3.8)
Professional services	84	71	86	73.4	(2.3)
Regulatory charges	59	61	46	(13.2)	28.3
Loan processing expenses	49	53	47	(30.3)	4.3
Amortization of intangibles	25	26	32	(15.4)	(21.9)
Software expense	29	26	30	46.3	(3.3)
Merger-related and restructuring charges, net	2	(2)	38	NM	(94.7)
Other expenses	167	146	174	57.7	(4.0)
Total noninterest expense	$1,395	$1,372	$1,500	6.7	(7.0)

NM - not meaningful.

Second Quarter 2011 compared to Second Quarter 2010

     Noninterest expense was $1.4 billion for second quarter of 2011, a decrease of $105 million, or 7.0%, compared to the same quarter of 2010. Personnel expense increased $34 million, or 5.2%, compared to the same quarter of last year. This includes an increase of $15 million resulting from incentive expense largely from production-related businesses and an increase of $4 million related to equity-based compensation expense. In addition, personnel expense increased $14 million related to pension and other benefits expense. Foreclosed property expense decreased $95 million, or 39.6%, compared to the same quarter of 2010, largely as a result of decreased losses and write-downs on foreclosed properties. Regulatory charges increased $13 million, or 28.3%, due to higher deposit and supervisory-related costs. Merger-related and restructuring charges for the second quarter of 2011 were down $36 million compared to the same period of 2010, as the prior year’s second quarter included charges related to the acquisition of Colonial.

Second Quarter 2011 compared to First Quarter 2011

     Noninterest expense for the second quarter of 2011 was up $23 million, or an annualized 6.7%, compared to the first quarter of 2011. Personnel expense decreased $11 million, or an annualized 6.4%. This includes decreases in expenses related to social security and unemployment taxes, as well as post-employment benefits expenses that are offset by lower noninterest income. These decreases were partially offset by higher salaries and incentive expenses. Professional services increased $13 million, or an annualized 73.4%, due primarily to legal fees and revenue producing business expenses. Other noninterest expense was up $21 million, or an annualized 57.7%, compared to the first quarter of 2011. The increase in other noninterest expense includes an increase of $13 million in operational losses due largely to a recovery received in the prior quarter.

LOANS AND LEASES - average balances				% Change	% Change
(dollars in millions)	Q2	Q1	Q2	Q2 11 vs.	Q2 11 vs.
	2011	2011	2010	Q1 11	Q2 10
				(annualized)
Commercial and industrial	$33,647	$33,433	$31,691	2.6	6.2
Commercial real estate—other	11,287	11,368	12,223	(2.9)	(7.7)
Commercial real estate—residential ADC	2,933	3,281	5,165	(42.5)	(43.2)
Direct retail lending	13,629	13,672	13,994	(1.3)	(2.6)
Sales finance loans	7,184	7,080	6,729	5.9	6.8
Revolving credit loans	2,070	2,082	2,002	(2.3)	3.4
Residential mortgage loans	18,311	17,926	15,586	8.6	17.5
Specialized lending	8,029	7,797	7,645	11.9	5.0
Other acquired loans	53	57	96	(28.1)	(44.8)
Total loans and leases held for investment
(excluding covered loans)	97,143	96,696	95,131	1.9	2.1
Covered loans	5,625	5,927	7,162	(20.4)	(21.5)
Total loans and leases held for investment	$102,768	$102,623	$102,293	0.6	0.5

Second Quarter 2011 compared to Second Quarter 2010

     Average loans held for investment for the second quarter of 2011 was $102.8 billion, up $475 million compared to the corresponding period of 2010. Average commercial and industrial loans increased $2.0 billion, or 6.2%, compared to the second quarter of 2010. The growth in average commercial and industrial loans reflects management’s focused efforts at growing this component of the loan portfolio. Average commercial real estate – residential ADC and commercial real estate – other declined 43.2% and 7.7%, respectively, compared to second quarter of 2010 as management has intentionally lowered exposures to higher-risk real estate lending during the economic downturn. Average direct retail lending loans for the second quarter of 2011 declined $365 million, or 2.6%, due to continued runoff of residential lot/land loans and lower demand for housing-related credits during most of 2010. Average mortgage loans increased $2.7 billion, or 17.5%, compared to the second quarter of 2010, due to the decision to retain a portion of the 10 to 15 year fixed-rate and adjustable rate mortgage production beginning in the third quarter of 2010. Average sales finance and revolving credit loans continued to show steady growth; up $455 million, or 6.8%, and $68 million, or 3.4%, respectively compared to the second quarter of 2010. The increase in average sales finance loans reflects improvement in prime automobile lending. In addition, average specialized lending loans increased $384 million, or 5.0%, as the majority of these niche businesses experienced growth. Total average loans held for investment includes a decline of $1.6 billion, or 21.8%, in average covered and other acquired loans compared to the second quarter of 2010.

Second Quarter 2011 compared to First Quarter 2011

     Average loans held for investment for the second quarter of 2011 was up $145 million, or an annualized 0.6%, compared to the first quarter of 2011. Average commercial and industrial loans and leases increased $214 million, or an annualized 2.6%, compared to the first quarter of 2011, due to focused efforts to grow this component of the loan portfolio. Average commercial real estate – residential ADC and commercial real estate – other declined an annualized 42.5% and 2.9%, respectively, compared to first quarter of 2011 due to management’s objective of diversifying the mix of the commercial lending portfolio and lowering exposure to higher-risk real estate lending. Average direct retail lending loans were down an annualized 1.3%, or $43 million, compared to the first quarter of 2011. Demand for home equity loans improved during the current quarter and the end of period balances for direct retail lending were higher as of June 30, 2011, compared to the prior quarter. Average mortgage loans were up $385 million, or an annualized 8.6%, compared to the first quarter of 2011, as management continues to retain certain mortgage loans in the held for investment portfolio. The growth in this portfolio slowed somewhat compared to prior quarters due to lower originations of mortgage loans and the sale of approximately $271 million of problem residential mortgage loans, the majority of which were in nonaccrual status. Average specialized lending loans were up $232 million, or an annualized 11.9%, compared to the first quarter of 2011, largely as a result of growth in small ticket consumer finance lending and improvement in insurance premium financing. Total average loans held for investment includes a decline of $306 million, or an annualized 20.5%, in average covered and other acquired loans compared to the first quarter of 2011.

LOANS HELD FOR SALE - end of period				% Change	% Change
(dollars in millions)	Q2	Q1	Q2	Q2 11 vs	Q2 11 vs.
	2011	2011	2010	Q1 11	Q2 10
				(annualized)
Residential mortgage	$1,745	$1,943	$1,981	(40.9)	(11.9)
Commercial mortgage	104	166	63	(149.8)	65.1
Commercial	116	203	127	(171.9)	(8.7)
Total loans held for sale	$1,965	$2,312	$2,171	(60.2)	(9.5)

Second Quarter 2011 compared to Second Quarter 2010

     As of June 30, 2011, loans held for sale totaled $2.0 billion, a decrease of $206 million compared to $2.2 billion at June 30, 2010.

     A total of $1.9 billion in unpaid principal balances in commercial loans were transferred into loans held for sale under the nonperforming asset disposition strategy during 2010. Of this amount, only $232 million remains to be sold at June 30, 2011 with a carrying value of $116 million. The life-to-date loss percentage on commercial loans that were part of this strategy was 52%.

Second Quarter 2011 compared to First Quarter 2011

     As of June 30, 2011, loans held for sale totaled $2.0 billion, a decrease of $347 million compared to $2.3 billion at March 31, 2011. The decrease in loans held for sale compared to the prior quarter includes a reduction of $73 million of commercial loans that were held for sale in connection with management’s nonperforming asset disposition strategy. The decrease also includes $14 million related to a single performing loan that was transferred to loans held for sale in the first quarter of 2011 and sold in early April. Residential mortgages held for sale decreased $198 million compared to the balance at March 31, 2011 due to lower demand for mortgage loans.

DEPOSITS - average balances				% Change	% Change
(dollars in millions)	Q2	Q1	Q2	Q2 11 vs.	Q2 11 vs.
	2011	2011	2010	Q1 11	Q2 10
				(annualized)
Noninterest-bearing deposits	$22,151	$20,990	$19,346	22.2	14.5
Interest checking	4,201	3,594	3,905	67.7	7.6
Other client deposits	56,618	55,909	50,207	5.1	12.8
Client certificates of deposit	20,408	21,081	28,745	(12.8)	(29.0)
Total client deposits	103,378	101,574	102,203	7.1	1.1
Other interest-bearing deposits	3,088	4,040	4,857	(94.5)	(36.4)
Total deposits	$106,466	$105,614	$107,060	3.2	(0.6)

Second Quarter 2011 compared to Second Quarter 2010

     Average deposits for the second quarter of 2011 decreased slightly compared to the same period in 2010. The mix of the portfolio has continued to improve with growth in noninterest-bearing and lower-cost client deposits and declines in client certificates of deposits. The categories of deposits with the highest growth for the second quarter of 2011 compared to the same quarter of 2010 were noninterest-bearing deposits, which increased $2.8 billion, or 14.5%, and other client deposits, which include money market deposit accounts, savings accounts, individual retirement accounts and other time deposits, which increased $6.4 billion, or 12.8%. Other interest-bearing deposits, which are primarily Eurodollar deposits and negotiable certificates of deposits, decreased $1.8 billion and client certificates of deposit decreased $8.3 billion compared to the second quarter of 2010.

Second Quarter 2011 compared to First Quarter 2011

     Average deposits for the second quarter of 2011 increased $852 million, or 3.2% on an annualized basis, compared to the first quarter of 2011. Average client deposits increased $1.8 billion, or an annualized 7.1%, compared to the first quarter of 2011. This included growth of $1.2 billion, or an annualized 22.2%, in noninterest-bearing deposits. In addition, average interest-checking and average other client deposits increased $607 million, or an annualized 67.7%, and $709 million, or an annualized 5.1%, respectively, compared to the first quarter of 2011. These increases were partially offset by a decline of $673 million, or an annualized 12.8%, in client certificates of deposit. The change in the mix of the portfolio reflects the growth in lower cost client deposits. Other interest-bearing deposits decreased $1.0 billion compared to the first quarter of 2011. This source of funding is subject to greater volatility as they are used interchangeably with short-term borrowed funds.

CAPITAL RATIOS (1)	2011		2010
	Q2	Q1	Q4	Q3	Q2
Risk-based
Tier 1 (%)	12.3	12.1	11.8	11.7	11.7
Total (%)	16.0	15.8	15.5	15.7	15.8
Leverage (%)	9.5	9.3	9.1	9.3	8.9
Tangible common equity (%) (2)	7.2	7.2	7.1	7.0	7.0
Tier 1 common equity to risk-weighted assets (%) (2)	9.6	9.3	9.1	9.0	8.9

(1)   Current quarter regulatory capital ratios are preliminary.
(2)   Tangible common equity and Tier 1 common equity ratios are Non-GAAP measures. BB&T uses the Tier 1 common equity definition used in the SCAP assessment to calculate these ratios. See the calculations and management's reasons for using these measures on page 18 of the Quarterly Performance Summary.

     BB&T’s capital levels at June 30, 2011 remained strong. All of BB&T’s capital measurements improved compared to March 31, 2011. The Tier 1 risk-based capital ratio and Tier 1 common equity to risk-weighted assets ratio were 12.3% and 9.6%, respectively, compared to 12.1% and 9.3%, respectively, at March 31, 2011. BB&T declared total dividends of $0.16 during the second quarter of 2011. The $0.16 quarterly dividend reflects a dividend payout ratio of 36% for the current quarter.

ASSET QUALITY (1)				Change	Change
(dollars in millions)	Q2	Q1	Q2	Q2 11 vs.	Q2 11 vs.
	2011	2011	2010	Q1 11	Q2 10

Total nonperforming assets	$3,353	$3,863	$4,327	$(510)	$(974)
Total loans 90 days past due and still accruing	203	263	278	(60)	(75)
Total loans 30-89 days past due	1,000	1,099	1,488	(99)	(488)
Allowance for loan and lease losses	2,357	2,497	2,706	(140)	(349)
Total performing TDRs	1,178	1,309	1,891	(131)	(713)

Nonperforming loans and leases as a percentage of total
loans and leases (%)	2.18	2.64	2.97	(0.46)	(0.79)
Nonperforming assets as a percentage of total assets (%)	2.18	2.56	2.93	(0.38)	(0.75)
Allowance for loan and lease losses as a percentage of
loans and leases held for investment (%)	2.41	2.58	2.84	(0.17)	(0.43)
Net charge-offs as a percentage of average loans and
leases (%) annualized	1.80	1.65	2.66	0.15	(0.86)
Ratio of allowance for loan and lease losses to net
charge-offs (times) annualized	1.32	1.52	1.05	(0.20)	0.27
Ratio of allowance for loan and lease losses to
nonperforming loans and leases held for
investment (times)	1.14	1.03	0.98	0.11	0.16

(1) Excludes amounts related to covered assets and government guaranteed loans. See footnotes related to Credit Quality beginning on page 12 of the Quarterly Performance Summary for additional information.

     Asset quality improved significantly during the second quarter of 2011. Total nonperforming assets were $3.4 billion at June 30, 2011, a decrease of $510 million, or 13.2%, compared to March 31, 2011 due to a 24.9% decrease of inflows into nonaccrual status and the sale of problem residential mortgage loans. This is the fifth consecutive quarterly decline in nonperforming assets.

     Total performing troubled debt restructurings (“TDRs”), excluding loans guaranteed by the government, were $1.2 billion at June 30, 2011, a decrease of $131 million, or 10.0%, compared to March 31, 2011. Commercial performing TDRs represented the majority of the decrease and were down $120 million compared to the first quarter of 2011.

     In addition, loan delinquencies improved further during the second quarter of 2011. Loans 30-89 days past due and still accruing, excluding loans guaranteed by the government, totaled $1.0 billion at June 30, 2011, a decrease of $99 million, or 9.0%, compared to March 31, 2011 reflecting the lowest balance since the second quarter of 2007. Loans 90 days past due and still accruing, excluding loans guaranteed by the government, were $203 million at June 30, 2011, a decrease of $60 million, or 22.8%, compared to March 31, 2011 reflecting the lowest balance since the third quarter of 2007.

     Net charge-offs during the second quarter of 2011 were 1.80% of average loans and leases, excluding covered loans, compared to 1.65% during the first quarter of 2011 and 2.66% during the second quarter of 2010. Net charge-offs were $444 million for the second quarter of 2011, which included $87 million related to the sale of problem residential mortgage loan. Excluding the $87 million of net charge-offs for the current quarter, the net charge-offs ratio was 1.46%, or down 19 basis points compared to the first quarter of 2011. The reduction in net charge-offs reflects continued improvement in the loan portfolio and a lower level of problem assets.

     As of June 30, 2011, the allowance for loan and lease losses was 2.41% of total loans and leases held for investment, excluding covered loans, compared to 2.58% at March 31, 2011, and 2.84% at June 30, 2010. The decline in the allowance as a percentage of total loans reflects the improvement in the overall quality of the loan portfolio. The allowance for loan and lease losses was 114% of nonperforming loans and leases held for investment, excluding covered loans, an improvement of 11 basis points compared to 103% at March 31, 2011.

Earnings webcast, presentation and Quarterly Performance Summary

To hear a live webcast of BB&T’s second quarter 2011 earnings conference call at 8 a.m. (ET) today, please visit our website at www.BBT.com. A presentation will be used during the earnings conference call and is available on our website. Replays of the conference call will be available on the BB&T website until Friday, August 5, 2011, or by dialing 1-888-203-1112 (access code 4313363) until July 26, 2011.

     To access the webcast and presentation, including an appendix reconciling non-GAAP disclosures, go to www.BBT.com and click on “About BB&T” and proceed to “Investor Relations.” The webcast link can be found under “Webcasts” and the presentation can be found under “View Recent Presentations.”

     BB&T’s second quarter 2011 Quarterly Performance Summary, which contains detailed financial schedules, is available on BB&T’s website at www.BBT.com/financials.html.

About BB&T

     As of June 30, 2011, BB&T is one of the largest financial services holding companies in the U.S. with $159 billion in assets and market capitalization of $18.7 billion. Based in Winston-Salem, N.C., the company operates approximately 1,800 financial centers in 12 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by J.D. Power and Associates, the U.S. Small Business Administration, Greenwich Associates and others. More information about BB&T and its full line of products and services is available at  www.BBT.com.

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     Current quarter capital ratios are preliminary. Credit quality data excludes covered and government guaranteed loans where applicable.

     This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). BB&T’s management uses these “non-GAAP” measures in their analysis of the corporation’s performance. BB&T’s management uses these measures to evaluate the underlying performance and efficiency of its operations. It believes that these non-GAAP measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. The company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. BB&T’s management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Tangible common equity and Tier 1 common equity ratios are non-GAAP measures. BB&T uses the Tier 1 common equity definition used in the SCAP assessment to calculate these ratios. BB&T's management uses these measures to assess the quality of capital and believes that investors may find them useful in their analysis of the corporation. These capital measures are not necessarily comparable to similar capital measures that may be presented by other companies. Asset quality ratios have been adjusted to remove the impact of acquired loans and foreclosed property covered by the FDIC loss sharing agreements as management believes their inclusion results in distortion of those ratios and may not be comparable to other periods presented or to other portfolios that were not impacted by purchase accounting.

     This news release contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results may differ materially from current projections. Please refer to BB&T’s filings with the Securities and Exchange Commission for a summary of important factors that may affect BB&T’s forward-looking statements. BB&T undertakes no obligation to revise these statements following the date of this news release.